EXHIBIT 99.1

For Immediate Release

MERCER INTERNATIONAL INC. ANNOUNCES APPOINTMENTS TO BOARD OF DIRECTORS

NEW YORK, NY, February 17, 2021 - Mercer International Inc. (Nasdaq: MERC) today announced that Alice Laberge and Janine North, ICD.D, have been appointed to its board of directors effective February 17, 2021.

Ms. Laberge most recently retired from the board of the Royal Bank of Canada in January 2021, on which she served for over 15 years. She is a member of the boards of directors of Nutrien Ltd. and Russel Metals Inc. Ms. Laberge is also a director of the BC Cancer Foundation and the Canadian Public Accountability Board. She was President and Chief Executive Officer of Fincentric Corporation until 2005 and was previously Chief Financial Officer and Senior Vice-President of Finance for MacMillan Bloedel Limited. Ms. Laberge holds an MBA from the University of British Columbia and a Bachelor of Science from the University of Alberta.

Ms. North currently serves as a director for Conifex Timber Inc. and Imperial Metals Corporation. She is also a director of the BC Ferry Services Corp. and the Fraser Basin Council. She retired from the Northern Development Initiative Trust in 2016 after serving 11 years as the founding Chief Executive Officer.  Ms. North holds a Diploma in Management Studies from the Executive MBA Program at Simon Fraser University and a Bachelor of Science from the  University of Alberta.

Jimmy S.H. Lee,  Executive Chairman,  stated:  “We  are  pleased  to  welcome  Ms. Laberge and Ms. North to our board. Both have extensive knowledge of the forestry industry and will provide a wealth of experience and strong voices in governance and our overall board functions.” He continued: “We place a significant emphasis on ensuring that our board has a deep mix of backgrounds, skills and experiences and believe that both Ms. Laberge and Ms. North are valuable additions that will provide us with the perspectives and judgment necessary to guide our company.”

Mercer International Inc. is a global forest products company with operations in Germany and Canada with consolidated annual production capacity of 2.2 million tonnes of pulp and 550 million board feet of lumber. To obtain further information on the company, please visit its web site at https://www.mercerint.com.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman

(604) 684-1099

David M. Gandossi, FCPA, FCA

Chief Executive Officer

(604) 684-1099